Exhibit 99.1

HELIX WIND, CORP. ANNOUNCES STRATEGIC DEVELOPMENT PARTNERSHIP WITH CHECKPOINT PROCESS PUMPS & SYSTEMS

Global renewable energy solutions for the oil & gas industry

San Diego, CA – June 9, 2009 – Helix Wind, Corp. (OTCBB:HLXW) announced today a joint development agreement with CheckPoint Process Pumps & Systems to provide renewable energy solutions for the global oil and gas production industry. These solutions will be distributed, installed and maintained by CheckPoint, and address the large and growing demand within the oil and gas industry for sustainable, clean energy at remote wellhead locations. The parties anticipate a unique, cost-effective solution deployed within the current calendar year.

Helix Wind CEO Ian Gardner commented, “This strategic development agreement with CheckPoint illustrates Helix's commitment to addressing solution-based small wind needs around the world. We are excited to provide a new, economically attractive way for petroleum producers to reduce their carbon footprint, and are pleased to play a major role in the development of a much needed renewable energy platform for the oil and gas industry.”

CheckPoint CEO Andy Elliott stated “Integrating the Helix Wind turbine into a novel, co-developed energy storage and pumping solution will deliver a very attractive value proposition for our customers worldwide. Oil and gas producers are highly motivated to adopt renewable energy solutions and have been implementing stringent policies to progressively reduce their impact on the environment. A turnkey, wind-powered system for many thousands of remote field locations offers greater reliability and safety over traditional systems, including even the newest solar-powered ones, reduces maintenance overhead, and enables field locations to reduce or eliminate emissions at latitudes where solar solutions cannot be economically justified. It’s a unique win/win for our customers and for the environment.”

About Helix: Helix Wind is a global renewable energy company. Helix Wind is engaged in development, manufacturing and sale of small wind turbines designed to generate 2.0 to 4.5 kW of clean, renewable electricity. Additional information can be found at www.helixwind.com.

Safe Harbor Statement: A number of statements contained in this press release are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Act of 1995. These forward-looking statements involve a number of risks and uncertainties, including our ability to jointly develop a prototype, successfully market and sell the product, our ability to raise capital when needed and on acceptable terms and conditions, the intensity of competition and general economic factors. The actual results Helix Wind may achieve could differ materially from any forward-looking statements due to such risks and uncertainties. Helix Wind encourages the public to read the information provided here in conjunction with its most recent filings, which may be viewed at www.sec.gov.

Contact:
Scott Weinbrandt
Chairman and President
Helix Wind
1848 Commercial Street
San Diego, CA 92113
Toll Free: 877.2GOHELIX (246.4354)
Int: + 619.501.3932
Fax: + 619.330.2628
Email: media@helixwind.com

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